Exhibit (a)(27)

TRUSTEE AUTHORIZATION TO REDESIGNATE CERTAIN

SERIES OF THE TIAA-CREF FUNDS

In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Funds (the “Trust”), dated April 15, 1999, as amended, and the approval of the Trust’s Board of Trustees at its December 3rd, 2019 meeting, the undersigned Trustees of the Trust hereby approve the redesignation of certain previously-authorized series of the Trust as follows, effective March 1, 2020:

Existing Name	Proposed Name
TIAA-CREF Bond Fund	TIAA-CREF Core Bond Fund
TIAA-CREF Bond Plus Fund	TIAA-CREF Core Plus Bond Fund
TIAA-CREF Social Choice Bond Fund	TIAA-CREF Core Impact Bond Fund

IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 3rd day of December, 2019

/s/ Forrest Berkley	/s/ Thomas J. Kenny
Forrest Berkley	Thomas J. Kenny

/s/ Janice C. Eberly	/s/ Joseph A. Boateng
Janice C. Eberly	Joseph A. Boateng

/s/ Nancy A. Eckl	/s/ James M. Poterba
Nancy A. Eckl	James M. Poterba

/s/ Michael A. Forrester	/s/ Maceo K. Sloan
Michael A. Forrester	Maceo K. Sloan

/s/ Howell E. Jackson	/s/ Laura T. Starks
Howell E. Jackson	Laura T. Starks